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                                                                     EXHIBIT 12

                      NORMAN ENERGY CORP. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (in thousands of dollars)


                                            1995          1994          1993          1992          1991          1990
                                          --------      --------      --------      --------      --------      --------
Income from continuing operations
  as set forth in Consolidated
  Statement of Income                     $ 65,529      $ 51,291      $ 39,935      $  6,227      $ 16,515      $100,826

Add back:
  Provision for income taxes                55,379        34,372        46,481        12,516        18,418        52,643

Less:
  Non-utility interest capitalized               0             0             0             0             0             0
                                          --------      --------      --------      --------      --------      --------
                                           120,908        85,663        86,416        18,743        34,933       153,469
                                          --------      --------      --------      --------      --------      --------

Fixed charges (from continuing
  operations):
  Interest                                 155,584       167,384       169,857       182,453       174,044       150,593

  Amortization of debt discount
    and expense                              3,483         3,312         3,421         4,450         3,290         2,191

  Portion of rents considered to
    represent an interest factor            16,215        11,292        10,402         7,704         6,514         5,534
                                          --------      --------      --------      --------      --------      --------
      Total fixed charges                  175,282       181,988       183,680       194,607       183,848       158,318
                                          --------      --------      --------      --------      --------      --------

Earnings                                  $296,190      $267,651      $270,096      $213,350      $218,781      $311,787
                                          ========      ========      ========      ========      ========      ========

Ratio of earnings to fixed charges            1.69          1.47          1.47          1.10          1.19          1.97
                                          ========      ========      ========      ========      ========      ========